EXHIBIT 21.1
SUBSIDIARIES OF VCA ANTECH, INC.

Jurisdiction of
Name of Subsidiary	Organization

Vicar Operating, Inc.	Delaware
Albany Veterinary Clinic	California
Animal Care Center at Mill Run, Inc.	Ohio
Animal Care Centers of America, Inc.	Ohio
Arroyo PetCare Center, Inc.	California
Associates in Pet Care, Inc.	Wisconsin
Diagnostic Veterinary Service, Inc.	California
East Mill Plain Animal Hospital, Inc.	Washington
Edgebrook, Inc.	New Jersey
Florida Veterinary Laboratories, Inc.	Florida
Indiana Veterinary Diagnostic Lab, Inc.	Indiana
Lewelling Veterinary Clinic, Inc.	California
National PetCare Centers, Inc.	Delaware
Pet’s Choice, Inc.	Washington
Pets’ Rx, Inc.	Delaware
Preston Park Animal Hospital, Inc.	California
Sound Technologies, Inc.	Delaware
South County Veterinary Clinic, Inc.	California
The Pet Practice of Michigan, Inc.	Delaware
Toms River Veterinary Hospital, P.A.	New Jersey
VCA — Asher, Inc.	California
VCA Alabama, Inc.	Alabama
VCA Albany Animal Hospital, Inc.	California
VCA All Pets Animal Complex, Inc.	California
VCA Animal Hospitals, Inc.	California
VCA Centers — Texas, Inc.	Texas
VCA Cenvet, Inc.	California
VCA Clarmar Animal Hospital, Inc.	California
VCA Clinical Veterinary Labs, Inc.	California
VCA Clinipath Labs, Inc.	California
VCA Closter, Inc.	New Jersey
VCA Dover Animal Hospital, Inc.	Delaware
VCA Kaneohi Animal Hospital, Inc.	California
VCA Miller-Robertson #152	California
VCA Missouri, Inc.	Missouri
VCA Northwest Veterinary Diagnostics, Inc.	California
VCA of New York, Inc.	Delaware
VCA Professional Animal Laboratory, Inc.	California
VCA Real Property Acquisition Corporation	California
VCA Texas Holdings, Inc.	Delaware
VCA Texas Management, Inc.	California
Veterinary Centers of America — Texas, L.P.	Texas
West Los Angeles Veterinary Medical Group, Inc.	California